EXHIBIT 3.10

CERTIFICATE OF FORMATION

OF

HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC

The undersigned natural person of the age of eighteen (18) years or more, acting as organizer of Hornbeck Offshore Trinidad & Tobago, LLC, a Delaware limited liability company (the “Company”), under the Delaware Limited Liability Company Act (the “Act”), does hereby adopt the following Certificate of Formation for the Company.

1. The name of the Company is Hornbeck Offshore Trinidad & Tobago, LLC.

2. The period of duration for the Company is perpetual.

3. The street address of the initial registered office of the Company is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801 and the name of its initial registered agent is The Corporation Trust Company.

4. The management of the Company is hereby reserved to its managers (the “Managers”). The name and address of the initial Manager are as follows:

Name	Address
Todd M. Hornbeck	103 Northpark Blvd, Suite 300 Covington, LA 70433

5. The initial limited liability company agreement (the “LLC Agreement”) will be adopted by the Members.

6. The membership interests of the Company will be subject to restrictions on their transferability as set out in the LLC Agreement of the Company, which LLC Agreement will be kept with the records of the Company. The Company will provide a copy of the LLC Agreement without charge to any record holder of a membership interest upon written request addressed to the Company at its principal business office or its registered agent’s address.

7. This Certificate of Formation may be amended, modified, supplemented or restated in any manner permitted by applicable law and as provided in the LLC Agreement.

8. The name and address of the organizer is M. Celeste Frugé, Winstead Sechrest & Minick P.C., 600 Town Center One, 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380.

IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of January, 2004.

/s/ M. Celeste Frugé
M. Celeste Frugé